Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2017 FIRST QUARTER RESULTS

AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.115

NEW YORK, NY, April 27, 2017 - Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) today reported strong results for the first quarter ended March 31, 2017. Operating EBITDA* in the first quarter of 2017 increased by approximately 33% to $60.2 million from $45.3 million in the same quarter of 2016 and from $57.8 million in the prior quarter.

For the first quarter of 2017, net income increased to $9.7 million, or $0.15 per basic and diluted share, after giving effect to a loss of $10.7 million ($0.17 per basic and $0.16 per diluted share) on the redemption of our outstanding 7.0% senior notes due 2019 (the “2019 Senior Notes”). In the comparative quarter of 2016, net income was $8.8 million, or $0.14 per basic and diluted share.

Summary Financial Highlights

	Q1	Q4	Q1
	2017	2016	2016
	(in millions, except per share amounts)
Pulp revenues	$220.8	$202.8	$230.6
Energy and chemical revenues	$22.0	$18.9	$23.2
Operating income	$41.0	$39.0	$28.1
Operating EBITDA*	$60.2	$57.8	$45.3
Foreign exchange gain (loss) on intercompany debt	$-	$(1.4)	$0.6
Loss on settlement of debt(1)	$10.7	$-	$0.5
Income tax provision	$(7.5)	$(5.3)	$(6.2)
Net income	$9.7	$18.5	$8.8
Net income per common share
Basic	$0.15	$0.29	$0.14
Diluted	$0.15	$0.28	$0.14
Common shares outstanding at period end	65.0	64.7	64.7

(1)	Redemption of 7.0% Senior Notes due 2019.

Summary Operating Highlights

	Q1	Q4	Q1
	2017	2016	2016
Pulp production (‘000 ADMTs)	373.8	350.3	378.0
Annual maintenance downtime (‘000 ADMTs)	-	21.6	-
Annual maintenance downtime (days)	-	12	-
Pulp sales (‘000 ADMTs)	375.1	345.1	393.5
Average NBSK pulp list prices in Europe ($/ADMT)(1)	822	810	792
Average NBSK pulp list prices in China ($/ADMT)(1)	645	595	590
Average NBSK pulp list prices in North America ($/ADMT)(1)	1,033	992	943
Average pulp sales realizations ($/ADMT)(2)	584	580	580
Energy production (‘000 MWh)	472.2	431.8	475.5
Energy sales (‘000 MWh)	202.7	179.9	207.4
Average energy sales realizations ($/MWh)	91	93	93
Average Spot Currency Exchange Rates:
$/ €(3)	1.0661	1.0780	1.1035
$ / C$(3)	0.7555	0.7496	0.7301

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

* Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

President’s Comments

Mr. David M. Gandossi, the Chief Executive Officer, stated: “We are very pleased with our performance and results for the first quarter of 2017 as:

•	our mills generally performed well and we had no scheduled maintenance in either the current or comparative quarter;

•	our strong operating performance generated $60.2 million in Operating EBITDA, compared to $45.3 million in the comparative quarter of 2016;

•	in the current quarter, we benefited from higher list pulp prices, lower fiber prices in Germany and the strength of the dollar versus the euro, compared to the same quarter of 2016;

•

we issued, in two tranches, an aggregate $250.0 million of 6.5% senior notes due 2024 (the “2024 Senior Notes”) and utilized the proceeds primarily to redeem $227.0 million of our 2019 Senior Notes at a cost, including premium, of $234.9 million. This both extended our debt maturity and lowered ongoing interest costs over the term of the 2024 Senior Notes; and

•	after giving effect to a loss of $10.7 million on the redemption of the 2019 Senior Notes, we reported net income of $9.7 million, compared to $8.8 million in the same quarter of 2016.”

Mr. Gandossi continued: “In April 2017, our wholly-owned subsidiary, Mercer Timber Products GmbH (“MTP”), acquired a sawmill and bio-mass power plant located near Friesau, Germany (the “Friesau Facility”) and, in conjunction therewith, we replaced our Rosenthal mill’s existing €25.0 million revolving working capital facility with a joint €70.0 million revolving working capital facility for both Rosenthal and MTP, with MTP’s borrowing not to exceed €45.0 million.”

Mr. Gandossi added: “The Friesau Facility is one of Germany’s largest sawmills with an annual production capacity of 550 million board feet (“Mfbm”) of lumber, 13 MW of electricity and 49.5 MW of thermal energy. It is a flexible production facility that produces over 200 products with multiple package sizes to meet customer requirements. Over the last three years, the facility sold approximately 40% of its production in Germany, 30% in the rest of Europe and the balance in Asia and the Middle-East. Historically, the facility sold a significant portion of its production into the U.S. market.

Prior to our acquisition, the facility had been operated on a restricted basis, well below its capacity. We are in the process of ramping up lumber production at the facility. However, as major sawlog contracts in the facility’s fiber region are generally awarded on a yearly basis, we expect log purchases and deliveries will take two to three quarters to fully ramp up and reach our targeted levels in the fall of this year. We currently expect to ramp up production to approximately 90% of our annual planned production by the end of the third quarter of 2017. As a result of the initial integration and ramp-up period for the facility, we do not expect it to contribute to earnings for one or two quarters.”

Mr. Gandossi said: “Lumber markets are currently strong with prices on an upward trend. The Random Lengths Lumber Composite averaged $385 per Mfbm during the recent quarter, compared to $354 per Mfbm in the fourth quarter of 2016. The Composite is currently over $400 per Mfbm.”

Mr. Gandossi continued: “We are pleased with this acquisition and look forward to realizing upon our forecasted synergies relating to the sharing of wood and bio-mass resources and the optimization of services and staffing. Also ramping up production should materially reduce per unit processing costs. As a result of the timing of ramping up production mid-year, we anticipate higher sawlog costs in the short term. However, we believe when new sawlog contracts are let for 2018 that, because of our market presence and purchasing scale, long-term relationships with vendors and logistics capabilities, we will be able to achieve competitive pricing for sawlogs at least in line with our competitors.”

Mr. Gandossi continued: “We also see several opportunities to reduce costs and improve realizations at the Friesau Facility through targeted upgrades. With respect to sales, we currently intend to re-enter into the U.S. market with a short- to mid-term goal to have about 25% of the facility’s production sold there.”

Mr. Gandossi concluded: “Currently, the NBSK market fundamentals are generally positive and we currently expect demand to remain steady in the second quarter of 2017. At the end of the current quarter, world producer inventories of NBSK pulp were generally balanced at about 29 days’ supply. List prices in Europe, China and North America increased to approximately $822, $645 and $1,033 per ADMT, respectively, during the current quarter.”

Quarterly Dividend

A quarterly dividend of $0.115 per common share will be paid on July 6, 2017 to all shareholders of record on June 27, 2017. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

Total revenues for the three months ended March 31, 2017 decreased by approximately 4% to $242.8 million from $253.8 million in the same quarter of 2016, primarily as a result of lower pulp revenues.

Pulp revenues in the first quarter of 2017 decreased by approximately 4% to $220.8 million from $230.6 million in the same quarter of 2016, due to lower sales volumes only partially offset by higher sales realizations.

Energy and chemical revenues in the first quarter of 2017 decreased by approximately 5% to $22.0 million from $23.2 million in the same quarter of 2016, primarily due to the impact of a stronger dollar versus the euro.

Pulp production declined marginally to 373,765 ADMTs in the current quarter from 377,992 ADMTs in the same quarter of 2016. We did not have any scheduled maintenance downtime in either the first quarter of 2017 or 2016.

Pulp sales volumes decreased by approximately 5% to 375,104 ADMTs in the current quarter from 393,461 ADMTs in the same quarter of 2016, primarily due to shipments delayed into the second quarter of 2017 and marginally lower production.

In the current quarter of 2017, list prices for NBSK pulp in Europe and China increased from the same quarter of 2016, largely as a result of overall steady demand. Average list prices for NBSK pulp in Europe were approximately $822 per ADMT in the first quarter of 2017, compared to approximately $792 per ADMT in the same quarter of 2016. Average list prices for NBSK pulp in China and North America were approximately $645 per ADMT and $1,033 per ADMT, respectively, in the first quarter of 2017, compared to approximately $590 per ADMT and $943 per ADMT, respectively, in the same quarter of 2016.

Average pulp sales realizations increased marginally to $584 per ADMT in the first quarter of 2017 from approximately $580 per ADMT in the same quarter last year, primarily due to higher list prices in China.

In the current quarter of 2017, the dollar was approximately 3% stronger versus the euro compared to the same quarter of 2016, which benefited our costs incurred in euros. This was only partially offset by a 4% decline of the dollar versus the Canadian dollar in the current quarter compared to the same quarter of 2016.

In the first quarter of 2017, the impact of a stronger dollar versus the euro provided a positive benefit of approximately $7.2 million on our euro-denominated costs compared to the same quarter of 2016.

Costs and expenses in the current quarter decreased by approximately 11% to $201.8 million from $225.7 million in the first quarter of 2016, primarily due to lower sales volume, lower fiber prices and the positive impact of a stronger dollar versus the euro.

In the first quarter of 2017, operating depreciation and amortization was $19.1 million, compared to $17.0 million in the same quarter of 2016.

Selling, general and administrative expenses decreased to $9.7 million in the first quarter of 2017 from $11.8 million in the same quarter of 2016 primarily due to lower stock compensation expense.

Transportation costs decreased by approximately 5% to $17.4 million in the current quarter from $18.3 million in the same quarter of 2016, primarily due to lower sales volume.

On average, in the current quarter, overall per unit fiber costs decreased by approximately 9% from the same quarter of 2016, primarily as a result of a balanced wood market, strong sawmilling activity and the strength of the dollar versus the euro. In the current quarter, per unit fiber costs in Germany were approximately 12% lower and for our Celgar mill were marginally higher than the comparative quarter of 2016.

In the first quarter of 2017, our operating income increased to $41.0 million from $28.1 million in the same quarter of 2016, primarily as a result of lower fiber prices and the impact of a stronger dollar versus the euro.

In the current quarter, we issued, in two tranches, an aggregate $250.0 million of 6.5% 2024 Senior Notes. We utilized the proceeds primarily to redeem $227.0 million of our 7.0% 2019 Senior Notes at a cost, including premium, of $234.9 million and recorded a loss on such redemption of $10.7 million (being $0.17 per basic and $0.16 per diluted share).

Interest expense in the current quarter increased to $13.9 million from $13.2 million in the same quarter of 2016 since, during the requisite notice period for redemption of the 2019 Senior Notes, we also had $225.0 million of the 2024 Senior Notes outstanding.

During the first quarter of 2017, income tax expense increased to $7.5 million from $6.2 million in the same quarter of 2016.

For the first quarter of 2017, we had net income of $9.7 million, or $0.15 per basic and diluted share, after giving effect to the $10.7 million ($0.17 per basic share) loss on the redemption of the 2019 Senior Notes. In the same quarter of 2016, we had net income of $8.8 million, or $0.14 per basic and diluted share.

In the first quarter of 2017, Operating EBITDA increased by approximately 33% to $60.2 million from $45.3 million in the same quarter of 2016, primarily due to lower fiber prices and the benefit of a stronger dollar versus the euro.

Liquidity and Capital Resources

The following table is a summary of our cash flows for the periods indicated:

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Net cash from operating activities	$53,385	$63,466
Net cash used in investing activities	(8,404)	(7,558)
Net cash from (used in) financing activities	1,570	(30,983)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	518	5,767

Net increase in cash, cash equivalents and restricted cash	$47,069	$30,692

The following table is a summary of selected financial information as at the dates indicated:

	March 31,	December 31,
	2017	2016
	(in thousands)
Financial Position
Cash and cash equivalents	$183,579	$136,569
Total current assets	$452,978	$401,851
Total current liabilities	$98,792	$93,170
Working capital	$354,186	$308,681

Total assets	$1,201,990	$1,158,708
Debt	$638,731	$617,545
Total liabilities	$806,854	$779,580
Total equity	$395,136	$379,128

As at March 31, 2017, we had approximately $133.8 million available under our revolving credit facilities.

As a result of the weakening of the dollar versus the euro and Canadian dollar as at March 31, 2017 compared to December 31, 2016, we recorded a non-cash increase in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash increase of approximately $11.2 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income and as an increase to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, April 28, 2017 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/pq5swco6 through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 1.5 million tonnes of NBSK pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues
Pulp	$220,812	$230,629
Energy and chemicals	21,972	23,214

	242,784	253,843
Costs and expenses
Operating costs, excluding depreciation and amortization	172,956	196,942
Operating depreciation and amortization	19,116	17,032
Selling, general and administrative expenses	9,726	11,769

Operating income	40,986	28,100

Other income (expenses)
Interest expense	(13,879)	(13,191)
Loss on settlement of debt	(10,696)	(454)
Foreign exchange gain on intercompany debt	14	555
Other income (expenses)	782	(42)

Total other expenses	(23,779)	(13,132)

Income before provision for income taxes	17,207	14,968

Current income tax provision	(3,272)	(1,753)
Deferred income tax provision	(4,209)	(4,446)

Net income	$9,726	$8,769

Net income per common share
Basic and diluted	$0.15	$0.14

Dividends declared per common share	$0.115	$0.115

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$183,579	$136,569
Restricted cash	4,386	4,327
Accounts receivable	134,743	123,892
Inventories	125,492	133,451
Prepaid expenses and other	4,778	3,612

Total current assets	452,978	401,851

Property, plant and equipment, net	734,587	738,276
Intangible and other assets	7,063	7,591
Deferred income tax	7,362	10,990

Total assets	$1,201,990	$1,158,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$97,747	$92,133
Pension and other post-retirement benefit obligations	1,045	1,037

Total current liabilities	98,792	93,170

Debt	638,731	617,545
Pension and other post-retirement benefit obligations	24,989	25,084
Capital leases and other	26,345	26,467
Deferred income tax	17,997	17,314

Total liabilities	806,854	779,580

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 64,974,000 issued and outstanding (2016 – 64,694,000)	64,936	64,656
Additional paid-in capital	335,683	333,673
Retained earnings	168,322	166,068
Accumulated other comprehensive loss	(173,805)	(185,269)

Total shareholders’ equity	395,136	379,128

Total liabilities and shareholders’ equity	$1,201,990	$1,158,708

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from (used in) operating activities
Net income	$9,726	$8,769
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	19,221	17,219
Deferred income tax provision	4,209	4,446
Loss on settlement of debt	10,696	454
Foreign exchange gain on intercompany debt	(14)	(555)
Defined benefit pension plan and other post-retirement benefit plan expense	526	476
Stock compensation expense	(161)	891
Other	692	772
Defined benefit pension plan and other post-retirement benefit plan contributions	(532)	(426)
Changes in working capital
Accounts receivable	(6,288)	3,953
Inventories	9,425	14,636
Accounts payable and accrued expenses	6,881	13,210
Other	(996)	(379)

Net cash from (used in) operating activities	53,385	63,466

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(8,164)	(6,936)
Purchase of intangible assets	(240)	(520)
Other	—	(102)

Net cash from (used in) investing activities	(8,404)	(7,558)

Cash flows from (used in) financing activities
Repurchase of notes	(234,945)	(23,079)
Proceeds from issuance of notes	250,000	—
Dividend payments	(7,440)	(7,418)
Payment of debt issuance costs	(5,124)	—
Other	(921)	(486)

Net cash from (used in) financing activities	1,570	(30,983)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	518	5,767

Net increase in cash, cash equivalents and restricted cash	47,069	30,692
Cash, cash equivalents and restricted cash, beginning of period	140,896	108,859

Cash, cash equivalents and restricted cash, end of period	$187,965	$139,551

Supplemental cash flow disclosure
Cash paid for interest	$4,456	$599
Cash paid for income taxes	$2,527	$4,630

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Three Months Ended
	March 31,		December 31, 2016
	2017	2016
Net income	$9,726	$8,769	$18,489
Income tax provision	7,481	6,199	5,340
Interest expense	13,879	13,191	12,857
Loss on settlement of debt	10,696	454	-
Foreign exchange (gain) loss on intercompany debt	(14)	(555)	1,444
Other (income) expenses	(782)	42	915

Operating income	40,986	28,100	39,045
Add: Depreciation and amortization	19,221	17,219	18,772

Operating EBITDA	$60,207	$45,319	$57,817

(4)

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